Exhibit 99.1

Byrna Technologies Announces Preliminary Fiscal Fourth Quarter Revenues of $35.1 Million, Up 26% From Fiscal Q4 2024

Full Year 2025 Revenues of $118.0 Million, Up 38% From Fiscal Year 2024

ANDOVER, Mass., December 8, 2025 - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today announced select preliminary financial results for the fiscal fourth quarter ended November 30, 2025.

Preliminary Fourth Quarter Results

Based on preliminary unaudited results, Byrna expects total revenue for the fiscal fourth quarter of 2025 to be $35.1 million, an increase of 26% compared to $28.0 million in the fiscal fourth quarter of 2024. Full-year revenue is expected to be $118.0 million, up 38% from $85.8 million in fiscal year 2024.

Fourth quarter revenue growth reflects strong dealer and chain store performance, with direct-to-consumer and international channels contributing solid year-over-year growth. The comparison also reflects growth over a particularly strong fiscal fourth quarter of 2024, when demand was elevated around the U.S. election.

Full year revenue growth was driven by Byrna’s expanded brand visibility, the broadening physical retail presence, and the successful launch of the Byrna CL.

At November 30, 2025, Byrna had more than $15 million in cash and cash equivalents, compared to $9.0 million at August 31, 2025. The sequential increase reflects inventory converting to cash as a result of strong fourth quarter sales.

During the quarter, Byrna also repurchased more than $1.0 million of common stock.

Management Commentary

“Our fourth quarter capped a year of clear operational progress,” said Bryan Ganz, CEO of Byrna. “In 2025, we strengthened brand visibility, broadened our physical retail presence, and introduced the Byrna CL – our most advanced launcher to date. These initiatives supported strong fourth quarter performance and contributed to a record year for the Company.”

“As we move into 2026, our focus is on further normalizing the Byrna brand and continuing to elevate the less-lethal category within the broader personal safety market. The foundation we established in 2025 across retail and e-commerce provides a robust platform that we believe positions Byrna well for continued growth.”

Preliminary Fiscal Fourth Quarter 2025 Sales Breakdown:

Sales Channel ($ in millions)	Q4 2025	Q4 2024	% Change
Web	22.3	20.8	7%
Byrna Chain Stores and Dealers	8.4	5.0	68%
Law Enforcement / Schools / Pvt Security	0.1	0.0	100%
Retail Stores	0.9	0.3	187%
International	3.5	1.8	91%
Total Sales	35.1	28.0	26%

Conference Call

Byrna plans to report its full financial results for the fiscal fourth quarter in February, which will be accompanied by a conference call to discuss the results and address questions from investors and analysts. The conference call details will be announced prior to the event.

About Byrna Technologies Inc.

Byrna is a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® CL, Byrna® LE and Byrna® SD personal security devices, state-of-the-art handheld CO2 powered launchers designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “intends,” “anticipates,” and “believes” and statements that certain actions, events or results “may,” “could,” “would,” “should,” “might,” “occur,” “be achieved,” or “will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include, but are not limited to, our statements related to preliminary revenue results for the fourth fiscal quarter 2025, the timing of the release of full financial results for the quarter, expectations for future sales growth and demand trends, the impact of marketing strategies, and the Company’s brand visibility efforts. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of the Company’s supply chain; the further or prolonged disruption of new product development; production or distribution or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased shipping costs or freight interruptions; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels not to carry or reduce inventory of the Company's products; determinations by advertisers to prohibit marketing of some or all Byrna products; the loss of marketing partners or endorsers; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; import-export related matters or tariffs, sanctions or embargos that could affect the Company's supply chain or markets; delays in planned operations related to licensing, registration or permit requirements; and future restrictions on the Company's cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in the Company's most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in the Company's SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com